Exhibit 10.3

PACER INTERNATIONAL, INC.

DIRECTOR COMPENSATION SUMMARY

The members of the Board of Directors (the “Board”) of Pacer International, Inc. (the “Company”) who are employees of the Company do not receive compensation for their service on the Board or any committee of the Board but are reimbursed for their out-of-pocket expenses. Directors who are not employees of the Company receive a monthly retainer of $4,000, and $3,000 for each meeting of the Board that they attend. In addition, non-employee directors are granted options to purchase 12,000 shares of the Company’s common stock under its 2002 stock option plan.